Exhibit 1K-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Annual Report on Form 1-K, of our independent auditor’s report dated November 26, 2024, with respect to the audited balance sheets of EvolveX Equity Fund, LLC. for the years ended December 31, 2023 and 2022, and the related consolidated statements of operations, changes in members’ equity, consolidated cash flows and related notes to the financial statements for the period then ended.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

February 13, 2025